Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 2-97095 on Form N-1A of our report dated June 22, 2021, relating to the financial statements and financial highlights of BlackRock Natural Resources Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2021, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 23, 2021